PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT, dated as of March 9, 1999, is by and between TERA COMPUTER COMPANY, a Washington corporation, with headquarters located at 411 First Avenue South, Suite 600, Seattle, WA 98104-2860 (the "Company"), and the INVESTORS identified on the signature page of this Agreement (collectively, the "Investors").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, upon the terms and subject to the conditions of this Agreement, the Investors wish to purchase shares of the common stock, $.01 par value, of the Company (the "Common Stock"), to acquire the right to receive additional shares of Common Stock, and to acquire warrants exercisable for shares of Common Stock;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   AGREEMENT TO PURCHASE; CLOSING

          (a) Subscription for Initial Shares. Each Investor hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to each Investor, shares of Common Stock (the "Initial Shares") for the total purchase price set forth on the signature page hereof by such Investor's name for an aggregate purchase price for all Investors of not less than $5,000,000. The purchase price per share shall be equal to the lower of (i) $4.50 or (ii) 87.5% of the Market Price of the Common Stock at the Closing Date (the "Purchase Price"). The number of Initial Shares to be purchased by each Investor shall be the whole number of shares determined by dividing the total purchase price for each Investor by the Purchase Price. For purposes of this Agreement the term "Market Price" for any date means the arithmetic average of the last bid prices for the five consecutive trading days ending on the day prior to the date in question.

          (b) Warrants. In connection with the purchase of the Initial Shares by each Investor, the Company agrees to issue warrants to purchase shares of Common Stock issuable upon exercise of the Warrants, in the form set forth in Appendix II (the "Warrants"). The aggregate number of shares of Common Stock covered by the Warrants issued to the Investors shall equal the aggregate number of shares purchased by the Investors pursuant to Section 1(a). The Warrants shall have an initial Exercise Price equal to the Market Price of the Common Stock at the Closing Date.

          (c) Form and Method of Payment. Each Investor shall pay the purchase price for the number of Initial Shares purchased thereby directly to the Company in United States Dollars by certified or bank check or wire transfer to an account designated in writing by the Company against issuance to such Investor of its portion of the Initial Shares and the Warrants. The Company shall deliver
(i) the certificates for the Initial Shares directly to each Investor, and (ii) the Warrants directly to each Investor against payment of the purchase price for the Initial Shares to the Company on the Closing Date.

          (d) Closing. The date and time of the issuance and sale of the Initial Shares and issuance of the Warrants (the "Closing Date") shall be at 10:00 a.m., Seattle Time, on March 10, 1999 at the offices of Company's counsel in Seattle, Washington, or at such other mutually agreed date, time and place.

          (e) The Company's Conditions Precedent to Sale and Issuance of the Initial Shares and Warrants. The Investors understand that the Company's obligation to sell and issue the Initial Shares and to issue the Warrants to the Investors on the Closing Date is conditioned upon:

               (i) Delivery by the Investor to the Company of good funds as payment in full of an amount equal to the aggregate purchase price from all Investors for all of the Initial Shares in accordance with Section 1(a) hereof;

               (ii) The execution and delivery by all of the Investors of the Registration Rights Agreement, substantially in the form of Appendix I hereto (the "Registration Rights Agreement"); and

               (iii) The accuracy on the Closing Date of the representations and warranties of the Investors contained in this Agreement as if made on the Closing Date and the performance by the Investors on or before the Closing Date of all covenants and agreements of the Investors required to be performed on or before the Closing Date.

          (f) The Investors' Conditions Precedent to the Sale and Issuance of the Initial Shares and Warrants. The Company understands that each Investor's obligations to purchase the Initial Shares and to acquire the Warrants on the Closing Date is conditioned upon:

               (i) Delivery by the Company to the Investors of the certificates for the Initial Shares and the Warrants in accordance with this Agreement;

               (ii) The execution and delivery by the Company of the Registration Rights Agreement:

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
               (iii) The accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date and receipt by the Investors of a certificate, dated the Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Company confirming such matters and such other matters as the Investors may reasonably request; and

               (iv) Receipt by the Investors on the Closing Date of an opinion of the general counsel for the Company, dated the Closing Date, in form, scope and substance reasonably satisfactory to the Investors, to the effect set forth in Annex III.

In addition, at the Closing, the Company shall pay to the Investors the sum of $100,000 for their transaction expenses.

     2.   OPTION TO PURCHASE ADDITIONAL SHARES AND WARRANTS

          (a) Option. Pursuant to the terms of this Section 2, the Investors may exercise an one-time option to purchase from the Company shares of Common Stock (the "Option Shares") for a total purchase price equal to $5,000,000 at a price per share equal to the Market Price at the Closing Date (the " Option"). The Option shall be exercisable at any time after the Closing and shall expire ninety (90) days after the Registration Statement described in Section 2(a)(i) of the Registration Rights Agreement is declared effective by the Securities and Exchange Commission ("SEC").

          (b) Warrants Issuable Upon Exercise of Option. In connection with the Investor's exercise of the Option, the Company agrees to issue to the Investors warrants having the terms and conditions included in the form of warrant attached hereto as Annex II (the "Additional Warrants"). The Additional Warrants shall have an initial Exercise Price per share equal to the Market Price at the Closing Date, and the number of shares of Common Stock issuable upon exercise of the Warrants shall equal 111.11% of the shares of Common Stock issued to the Investors pursuant to Section 2(a).

          (c) Exercise of Option. In order to exercise the Option, the Investors holding not less than a majority of the Initial Shares must deliver a notice of exercise (the "Exercise Notice") to the Company not later than 90 days after the Registration Statement is declared effective by the SEC. The Option must be exercised for all, and not less than all, $5,000,000 of Option Shares. The Exercise Notice shall specify the Option Closing Date (as defined below), which shall be no more than 10 days after the delivery of the Exercise Notice, and shall specify the number of Option Shares and Additional Warrants to be issued to each Investor delivering the Exercise Notice. Once delivered, the Company shall be obligated to sell the Option Shares and issue the Additional Warrants to the Investors delivering the Exercise Notice, and such Investors shall be obligated to

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
purchase the Option Shares and receive the Additional Warrants from the Company, upon the terms and subject to the conditions of this Agreement.

          (d) Option Closing Date. The date and time of the issuance and sale of the Option Shares and the issuance of the Additional Warrants (the "Option Closing Date") shall be 10:00 a.m., Seattle time, on the date specified in the Exercise Notice, at the offices of the Company's counsel in Seattle, Washington, or as otherwise mutually agreed to by the parties hereto.

          (e) Form and Method of Payment. The Investors shall pay the purchase price for the Option Shares in United States dollars directly to the Company by certified or bank check or wire transfer to an account designated in writing by the Company against issuance and delivery to the Investors of the Option Shares and the Additional Warrants, and the Company shall deliver the certificates for the Option Shares and Additional Warrants directly to the Investors against payment of the purchase price for the Option Shares to the Company on the Option Closing Date.

          (f) Conditions Precedent to Sale and Issuance of the Option Shares and Issuance of the Additional Warrants. The Investors understand that the Company's obligation to sell and issue the Option Shares and to issue the Additional Warrants to the Investors is conditioned upon:

               (i) Delivery by the Investors to the Company of good funds in the aggregate amount of $5,000,000 as payment in full of all of the Option Shares;

               (ii) The accuracy on the Option Closing Date of the representations and warranties of the Investors contained in this Agreement as if made on the Option Closing Date and the performance by the Investors on or before the Option Closing Date of all covenants and agreements of the Investors required to be performed on or before the Option Closing Date; and

               (iii) No Change of Control of the Company shall have occurred on or after the Closing Date. "Change of Control" means the occurrence of any of
(i) an acquisition on or after the Closing Date by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the 1934 Act) of in excess of 50% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Board of Directors on the date hereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity, or the consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

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
          (g) Investors' Conditions Precedent to Purchase of the Option Shares and Acquisition of the Additional Warrants. The Company understands that the Investors' obligation to purchase the Option Shares and to acquire the Additional Warrants on the Option Closing Date is conditioned upon:

               (i) Delivery by the Company to the Investors of the certificates for the Option Shares and the Additional Warrants in accordance with this Agreement;

               (ii) The accuracy on the Option Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Option Closing Date and the performance by the Company on or before the Option Closing Date of all covenants and agreements of the Company required to be performed on or before the Option Closing Date and receipt by the Investors of a certificate, dated the Option Closing Date, of the Chief Executive Officer or the Chief Financial Officer of the Company confirming such matters and the satisfaction of the conditions precedent set forth in this
Section 2; and

               (iii) Receipt by the Investor on the Option Closing Date of an opinion of the general counsel of the Company, dated the Option Closing Date, in form, scope and substance reasonably satisfactory to the Investor, substantially to the effect set forth in Annex III attached hereto.

     3.   INVESTORS' RIGHT TO ADDITIONAL ISSUANCES OF COMMON STOCK

          (a)  Initial Adjustment Date.

               (i) If the Adjustment Price for the Initial Adjustment Date is less than the Purchase Price at the initial Closing, then the Company shall issue to each Investor the number of Adjustment Shares calculated in accordance with the following formula:

                               [ (A x C) / B ] - A

where:

A    =    Number of Initial Shares and Option Shares (if applicable)
          outstanding and beneficially owned by Investor on the Initial Adjustment Date,
B    =    Adjustment Price for the Initial Adjustment Date, and
C    =    Purchase Price at the initial Closing.

               (ii) If the Company issues any additional shares of Common Stock upon the Initial Adjustment Date to the Investors pursuant to Section 3(a)(i), then it shall also issue to the Investors an equal number of Warrants with the same exercise price per share as the Warrants issued in the initial Closing based on the Initial Shares outstanding.

          (b) Subsequent Issuances of Adjustment Shares. On each subsequent Adjustment Date, if the Adjustment Price for that Adjustment Date is less than the lower of (i) the Purchase Price at the initial Closing or (ii) the lowest Adjustment Price used with respect to any prior Adjustment Date, then the Company shall issue to each Investor the number of Adjustment Shares calculated in accordance with the following formula:

                               [ (A x C) / B ] - A

where:

A    =    Number of Initial Shares, Option Shares (if applicable) and
          Adjustment Shares (if applicable) outstanding and beneficially owned by such Investor on the Adjustment Date,
B    =    Adjustment Price applicable to the Adjustment Date, and
C    =    The lower of (i) the Purchase Price at the initial Closing or (ii)
          the Lowest Adjustment Price used with respect to any prior Adjustment Date.

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
          (c) Certain Definitions. For purposes of this Section 3, the following terms shall have the indicated meanings:

               "Adjustment Date" means the last day of each Adjustment Period during the Term.

               "Adjustment Period" means a period commencing on the day after the Initial Adjustment Date and ending on the same day (as the Initial Adjustment Date) of each third month thereafter until there have been three Adjustment Dates (in addition to the Initial Adjustment Date) and on the same day on each sixth month thereafter until there have been two more Adjustment Dates.

               "Adjustment Price" means the product of 75% times the arithmetic average of the Closing Price of the Common Stock during the Measurement Period ending on the Trading Day immediately preceding the Initial Adjustment Date or an Adjustment Date, as the case may be.

               "Closing Price" of the Common Stock on any date means the last bid price for one share of Common Stock on such date on the principal securities exchange or other market on which such security is listed for trading which constitutes the principal securities market for such security, as reported by such exchange or market.

               "Initial Adjustment Date" means the date on which the Registration Statement described in Section 2(a)(i) of the Registration Rights Agreement) is declared effective by the SEC.

               "Measurement Period" means, with respect to any date, the period of five (5) consecutive Trading Days ending on the Trading Day prior to such date.

               "Term" means the period commencing on the Closing Date and ending on the last Adjustment Date.

               "Trading Day" means a day on whichever of the national securities exchange or other market which at the time constitutes the principal securities market for the Common Stock, is open for general trading.

          (d) No Fractional Shares. No fractional shares of Common Stock shall be issued as Adjustment Shares but, in lieu of any fraction of a share of Common Stock that would otherwise be issuable as Adjustment Shares, the Company shall pay in cash an amount equal to the product of (i) the applicable Adjustment Price and (ii) such fraction of a share.

          (e) Delivery of Adjustment Shares. The Company shall issue and deliver to each Investor certificates for the Adjustment Shares on or before the fifth business day following any Adjustment Date, or as otherwise agreed to by the parties hereto. Delivery of certificates for the Adjustment Shares shall be made at a location mutually agreed to by the parties hereto or through the Depository Trust Company Fast Automated Securities Transfer program, as the parties may agree.

          (f) Condition Precedent to Issuance of Adjustment Shares. Each Investor understands that the Company's obligation to issue the Adjustment Shares to such Investor in accordance with this Agreement is conditioned upon the accuracy in all material respects on the Adjustment Date of the representations and warranties of the Investor contained in Sections 4(a), (b),
(c), (d), (f) and (g) of this Agreement as if made on the Adjustment Date. In addition, each Investor shall certify to the Company the number of shares of Common Stock held by such Investor as of the Initial Adjustment Date and each subsequent Adjustment Date.

          (g) Issuance in Lieu of Adjustment Shares. If the issuance of any Adjustment Shares would result in an Investor beneficially owning more than 4.9% of the then outstanding shares of the Company's Common Stock, the Company, in lieu of issuing the Adjustment Shares, shall issue warrants to purchase the number of Adjustment Shares. Such warrants shall be in the form of the Warrants set forth in Appendix II, provided that the exercise price shall be $0.01 per share. For purposes of this provision, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and Regulation 13D-G thereunder.

          (h) Termination. The Company's obligation to issue Adjustment Shares shall terminate upon the following:

               (i) Upon the closing of a firmly underwritten public offering of the Company's Common Stock with price to public of not less than $10.00 per share;

               (ii) Upon the closing of a merger, consolidation or sale of all or substantial all of the Company's assets pursuant to which the Company's shareholders are entitled to receive consideration in cash and/or securities with a value of not less than $10.00 per share; or

               (iii) The Company has issued the Maximum Share Amount (as such term is defined in Section 6(h)) permitted by Nasdaq Rule 4460(i).

     4.   INVESTORS' REPRESENTATIONS AND WARRANTIES

         Each Investor represents and warrants to, and covenants and agrees with, the Company as follows:

          (a) Purchase for Investment. The Investor is purchasing the Initial Shares and acquiring the Warrants and, upon exercise of the Option, will purchase the Option Shares and acquire the Additional Warrants, and upon issuance of any Adjustment

Shares, will acquire the Adjustment Shares, and upon exercise of the Warrants or Additional Warrants, will acquire the shares of Common Stock issuable upon such exercise (the "Warrant Shares"), for its own account for investment only and not with a view towards the public sale or distribution thereof. The Initial Shares, the Option Shares, the Warrants, the Additional Warrants, the Adjustment Shares and the Warrant Shares are collectively referred to as the "Securities." The Investor understands that its investment in the Securities involves a high degree of risk.

          (b) Accredited Investor; No Broker-Dealer. The Investor is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the 1933 Act by reason of Rule 501(a)(3). The Investor is not a person required to be registered as a broker or dealer under Section 15(a) of the 1934 Act or a member of the National Association of Securities Dealers, Inc.

          (c) Reoffers and Resales. All subsequent offers and sales of the Securities by the Investor shall be made pursuant to registration of the Securities being offered and sold under the 1933 Act or pursuant to an exemption from registration.

          (d) Company Reliance. Each Investor understands that the Initial Shares are being offered and sold, the Warrants are being issued, and the Option Shares, Additional Warrants, Adjustment Shares and Warrant Shares are being offered to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and each Investor's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investors set forth herein in order to determine the availability of such exemptions and the eligibility of the Investors to acquire the Securities.

          (e) Information Provided. Each Investor and its advisors, if any, have been furnished with all materials relating to the business, finances, and operations of the Company and materials relating to the offer and sale of the Securities, that have been requested by the Investor. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the management of the Company and have received complete and satisfactory answers to any such inquiries.

          (f) Absence of Approvals. Each Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

          (g) Purchase Agreement. This Agreement has been duly and validly authorized, executed, and delivered on behalf of each Investor and is a valid and binding agreement of each Investor enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

     5.   COMPANY REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to, and covenants and agrees with, the Investors that:

          (a) Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, and has all requisite corporate power and authority (i) to own, lease, and operate its properties and to carry on its business as now being conducted, and (ii) to execute, deliver, and perform its obligations under this Agreement, the Warrants, the Additional Warrants and the Registration Rights Agreement, and the other agreements to be executed and delivered by the Company in connection with this Agreement, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein such qualification is necessary and where failure so to qualify could have a material adverse effect on the business, properties, operations, condition (financial or other), results of operations or prospects of the Company. The Company has no subsidiaries.

          (b) Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, $.01 par value, and (ii) 5,000,000 shares of Preferred Stock, $.01 par value. The Company's outstanding securities are as set forth in Schedule 5(b). The Company does not have outstanding any material amount of securities (or obligations to issue any such securities) convertible into, exchangeable for or otherwise entitling the holders thereof to acquire shares of Common Stock, except as disclosed in the Disclosure Documents, in this Agreement or in Schedule 5(b) hereof. The outstanding shares of Common Stock and outstanding options, warrants, and other securities to purchase Common Stock have been duly authorized and validly issued. None of such outstanding shares of Common Stock, options, warrants, and other securities has been issued in violation of the preemptive rights of any security holder of the Company. The offers and sales of the outstanding shares of Common Stock and options, warrants and other rights to acquire Common Stock were at all relevant times either registered under the 1933 Act and applicable state securities laws or exempt from such requirements. Except as set forth on
Schedule 5(b), no holder of any of the Company's securities has any rights, "demand," "piggy-back" or otherwise, to have such securities registered by reason of the intention to file, filing or effectiveness of the Registration Statement (as defined in the Registration Rights Agreement).

          (c) Concerning the Securities. The Securities have been duly authorized and the Initial Shares and Option Shares, when issued and paid for in accordance with this Agreement, the Adjustment Shares, when issued, and the Warrant Shares, when issued upon due exercise of the Warrants and/or the Additional Warrants, as the case may be, will be duly and validly issued, fully paid and non-assessable, and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive or similar rights of any security holder of the Company or any other person to acquire any of the Initial Shares, the Option Shares, the Adjustment Shares or the Warrant Shares. The Common Stock currently is listed for trading on the Nasdaq National Market System ("Nasdaq") and, except as set forth in Schedule 5(c), (i) the Company and the Common Stock meet the currently applicable criteria for continued listing and trading on Nasdaq; (ii) the Company has not been notified in the last three years by Nasdaq of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq; (iii) no suspension of trading in the Common Stock is in effect; and (iv) the Company knows of no reason that the Common Stock will not be eligible for listing on Nasdaq.

          (d) Purchase Agreement; Warrants; Registration Rights Agreement. This Agreement, the Warrants, the Additional Warrants and the Registration Rights Agreement have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered on behalf of the Company and this Agreement is, and the Warrants, the Additional Warrants and the Registration Rights Agreement, when executed and delivered by the Company, will be, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and limits upon rights to indemnity.

          (e) Non-contravention. The execution and delivery of this Agreement by the Company and the issuance by the Company of the Securities, as contemplated by this Agreement, and completion of the other transactions contemplated in this Agreement, the Registration Rights Agreement, the Warrants and the Additional Warrants, do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Restated and Amended Articles of Incorporation or Bylaws of the Company, or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound which would have a material adverse effect on the Company, or any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets which would have a material adverse effect on the Company.

          (f) Approvals. Except as set forth in Schedule 5(f), no authorization, approval or consent of any court, governmental body, regulatory agency or Nasdaq is required to be obtained by the Company for (i) the issuance and sale of the Initial Shares and the Option Shares and the issuance of the Warrants, the Additional Warrants and the Adjustment Shares, as contemplated by this Agreement, and (ii) the issuance of Warrant Shares upon exercise of the Warrants, except for the filing of one or more Forms D with respect to the Securities as required under Regulation D under the 1933 Act and Listing Applications on Nasdaq.

          (g) Information Provided. The Company has made available to the Investors copies of all periodic reports, statements and other documents that the Company has filed with the SEC under the Exchange Act since January 1, 1996 (collectively, the "Disclosure Documents"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. All information provided by or on behalf of the Company to the Investors in connection with the transactions contemplated by the Agreement, including, without limitation, the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

          (h) Absence of Certain Changes. Except as disclosed in Schedule 5(h) or the Disclosure Documents, since September 30, 1998, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or other), results of operations or prospects of the Company, and the Company has no material (individually or in the aggregate) liabilities, debts or obligations whether accrued, absolute, contingent or otherwise, and whether due or to become due. Subsequent to September 30, 1998, the Company has not incurred any liabilities, debts or obligations of any nature whatsoever which are individually or in the aggregate material to the Company, other than those incurred in the ordinary course of its business or disclosed in the Disclosure Documents or described in Schedule 5(h).

          (i) Absence of Certain Proceedings. There is no action, suit or proceeding, before or by any court, public board or body or governmental agency pending or, to the knowledge of the Company, threatened against the Company and, to the knowledge of the Company, there is no inquiry or investigation before or by any court, public board or body or governmental agency pending or threatened against the Company, in any such case wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business, condition (financial or other), results of operations or prospects of the Company or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of such other documents.

          (j) SEC Filings. The Company has timely filed all required forms, reports and other documents with the SEC. All of such forms, reports and other documents complied, when filed, in all material respects, with all applicable requirements of the 1933 Act and the 1934 Act.

          (k) No Solicitation. No form of general solicitation or general advertising was used by the Company or, to the best of its knowledge, any other person acting on behalf of the Company, in respect of or in connection with the offer and sale of the Securities. Neither the Company nor any person authorized to act on its behalf will sell or offer for sale any shares of Common Stock, the Warrants or the Additional Warrants, or solicit any offers to buy any shares of Common Stock, the Warrants or the Additional Warrants, so as thereby to cause the issuance or sale of any of the Securities to be in violation of Section 5 of the 1933 Act.

          (l) Certain Issuances of Securities. Except as set forth on Schedule 5(l), the Company has not issued any shares of Common Stock or shares of any series of preferred stock or other securities convertible into, exchangeable for or otherwise entitling the holder to acquire shares of Common Stock that are subject to Rule 4460(i) of Nasdaq (or any successor, replacement or similar provision thereof or of any other market on which the Common Stock is listed for trading) (collectively, "Rule 4460(i)").

     6.   CERTAIN COVENANTS AND ACKNOWLEDGMENTS

          (a) Transfer Restrictions. Each Investor acknowledges that (i) the Warrants and Additional Warrants have not been and are not being registered under the 1933 Act, and, except as provided in the Registration Rights Agreement, the other Securities have not been and are not being registered under the 1933 Act, and may not be transferred unless (x) subsequently registered thereunder or (y) such Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope, and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (ii) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any such resale of Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder (other than pursuant to Section 6(d) hereof and pursuant to the Registration Rights Agreement).

          (b) Restrictive Legend. Each Investor acknowledges and agrees that, until such time as any of the Securities have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the certificates for the such Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Once the applicable Registration Statement required to be filed by the Company pursuant to Section 2 of the Registration Rights Agreement has been declared effective, thereafter (i) upon request of a Investor the Company will substitute certificates without the above-referenced legend for certificates for any Securities issued prior to the date such Registration Statement is declared effective by the SEC which bear such legend and promptly remove any stop-transfer restriction relating to such Securities, but in no event later than five Business Days after surrender of such certificates by such Investor, and (ii) the Company shall not place any restrictive legend on certificates for any Securities issued or impose any stop-transfer restriction thereon.

          (c) Form D. The Company agrees to file a Form D with the SEC with respect to the Securities as required under Regulation D promulgated under the 1933 Act and to provide a copy thereof to the Investors promptly after such filing. Each Investor agrees to cooperate with the Company in connection with such filing and, upon request of the Company, to provide all information relating to such Investor reasonably required for such filing.

          (d) Authorization for Trading; Reporting Status. On or before the date that is 30 days after the Closing Date, but in any event before the effective date of the Registration Statement, the Company shall file a listing application for the Initial Shares and Warrant Shares with the Nasdaq and shall provide evidence of such filing to each Investor, and the Company, on or before the date that is 30 days after the issuance thereof, file a listing application for the Option Shares, Adjustment Shares and Warrant Shares relating to Additional Warrants. From the Closing Date until such time as the Registration Statement is no longer required to be in effect, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

          (e) Use of Proceeds. The Company does not own or have any present intention of acquiring any "margin stock" as defined in Regulation G (12 C.F.R.
Part 207) of the Board of Governors of the Federal Reserve System ("margin stock"). The proceeds of sale of the Initial Shares and Option Shares will be used for general working capital purposes and in the operation of the Company's business. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the transactions contemplated hereby to violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the 1934 Act, in each case as in effect now or as the same may hereafter be in effect.

          (f) Blue Sky Laws. On or before the Closing Date, the Company shall take such action as shall be necessary to qualify, or to obtain an exemption from qualification for, the Initial Shares and Option Shares for sale to the Investors pursuant to this Agreement and the Warrants, the Additional Warrants, the Adjustment Shares and the

Warrant Shares for issuance to the Investors, under such of the securities or "blue sky" laws of jurisdictions as shall be applicable to the offer and sale of the Initial Shares, Option Shares, the issuance of the Warrants and Additional Warrants, and the offer of the Adjustment Shares pursuant to this Agreement. The Company shall furnish copies of all filings, applications, orders, and grants or confirmations of exemptions relating to such securities or "blue sky" laws to the Investors within five days of filing or receipt thereof, as the case may be.

          (g) Certain Expenses and Fees. Whether or not the closing of the transactions contemplated hereby occurs, the Company shall pay or reimburse the Investors for all reasonable expenses (including, without limitation, legal fees and expenses of counsel to the Investors of up to $15,000) incurred by the Investors in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall pay on demand all expenses (including reasonable attorneys' fees and expenses) incurred by the Investors, and the Investors shall pay on demand all expenses (including reasonable attorneys' fees and expenses) incurred by the Company, as a consequence of, or in connection with, (i) any default or breach of any of the other party's obligations under this Agreement, the Warrants, the Additional Warrants and the Registration Rights Agreement (which payment shall be made by the defaulting or breaching party), and (ii) the enforcement or restructuring of any right of, including the collection of any payments due, the Investors or the Company, as the case may be, under any of such agreements or instruments, including any action or proceeding relating to such enforcement or any order, injunction or other process seeking to restrain the Company or the Investors, as the case may be, from paying any amount due the Investors or the Company, as the case may be, in which the party seeking such enforcement or restructuring prevails.

          (h)  Shareholder Approval.

               (i) Notwithstanding any other provision herein, unless Shareholder Approval (as defined in Section 6(h)(iii) below) shall have been obtained from the shareholders of the Company or waived by the Nasdaq, the Company shall not be required to issue pursuant to this Agreement, whether as Initial Shares, Option Shares, Adjustment Shares and Warrant Shares more than 2,862,872 shares of Common or such greater number as permitted by the rules of the Nasdaq (such amount to be subject to equitable adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Closing Date (the "Maximum Share Amount"). The Maximum Share Amount shall be allocated among the holders of Initial Shares, Option Shares and Adjustment Shares pro rata based on the total number of such shares then outstanding. The Company shall maintain records which show the number of shares of Common Stock issued by the Company pursuant to this Agreement, which records shall be controlling in the absence of manifest error.

               (ii) The Company shall promptly, but in no event later than five business days after the occurrence, give notice to each holder, and any holder may at any time after the occurrence give notice to the Company, in either case, if on any ten trading days within any period of 20 consecutive trading days the Company would not have been able to issue Option Shares, Adjustment Shares or Warrant Shares as a consequence of the limitations set forth in Section 6(h)(i). If the Company shall have given or been required to give any such notice, or if a holder shall have given any such notice, then within twenty business days after such notice is given or was required to be given, then the Company thereafter shall convene a meeting of the shareholders of the Company as soon as practicable and obtain the Shareholder Approval. In circumstances in which it appears likely that the Company may issue the Maximum Share Amount, the Company and the Investors shall discuss and negotiate in good faith whether it would be appropriate to seek Shareholder Approval prior to time the Company would otherwise be required to seek Shareholder Approval pursuant to this Section 6(h).

               (iii) For purposes of this Agreement, "Shareholder Approval" means the approval by a majority of the votes cast by the holders of shares of Common Stock (in person or by proxy) at a meeting of the shareholders of the Company (duly convened at which a quorum was present), of the issuance by the Company of 20% or more of the outstanding Common Stock of the Company for less than the greater of the book or market value of such Common Stock, taking into account all issuances of Common Stock to the Investors on the Closing Date and Option Closing Date, on all Adjustment Dates, and upon the exercise of the Warrants and Additional Warrants, as and to the extent required under Rule 4460(i).

          (i) Best Efforts. Each of the parties shall use its best efforts timely to satisfy each of the conditions to the other party's obligations to sell and purchase the Initial Shares as the case may be, of this Agreement on the Closing Date and, if the Option has been exercised, to sell and purchase the Option Shares on the Option Closing Date.

          (j) Certain Trading Restrictions. So long as the Company is in compliance in all material respects with its obligations to the Investor pursuant to this Agreement, the Registration Rights Agreement and the Warrants and Additional Warrants, each Investor agrees that it and its affiliates (i) shall not engage in short sales or other hedging transactions relating to the Common Stock of the Company from the date of this Agreement through the end of the Term, and (ii) shall not sell on the market any shares of Common Stock of the Company during any ten day period prior to the Initial Adjustment Date or any subsequent Adjustment Date if the market price for the Common Stock is less than 125% of the then applicable reset price.

          (l) Reservation of Common Stock. The Company shall take all action necessary so that a number of shares of the authorized but unissued Common Stock sufficient to provide for the issuance of all Adjustment Shares and Warrant Shares issuable hereunder are at all times reserved by the Company, free from preemptive rights. If the Company shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock issuable as Adjustment Shares or Warrant Shares as herein provided, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for issuance of the Adjustment Shares and Warrant Shares on the new basis. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the issuance of all Adjustment Shares and Warrant Shares issuable hereunder, the Company promptly shall seek, and use its best efforts to obtain and complete, such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (m) Trading Reports. Each Investor shall promptly report to the Company all market sales of shares of Common Stock of the Company by such Investor.

          (n) Brokers' or Finders' Fees. The Company and the Investors represents and warrants to each other that they have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees, or agents' commission or other like payment in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify and hold the other parties harmless from and against any obligation or liability for brokers' or finders' fees or agents' commissions or other like payment based in any way on agreements, arrangements or understandings claimed to have been made by such indemnifying party with any third party.

          (o) Right of First Opportunity. For a period of two years after the Closing Date, the Company will not offer for sale any securities for cash in an offering exempt from the registration requirements of the 1933 Act without having first provided to the Investors holding at least 25% of the total of the Initial Shares, Option Shares and Adjustment Shares then outstanding the opportunity to purchase such securities on specified terms. The Company shall provide such Investors at least twenty days prior notice of any such offer and the Investors shall either commit to purchase all such securities on such terms within ten days of receipt of such notice or not so commit. If the Investors do not purchase of such securities, then the Company may offer such terms (but not more favorable terms) to third parties, provided that such offering be completed within 90 days after the Investors elect not to purchase. This Section does not apply to any transaction between the Company and its employees and consultants pursuant to a stock purchase plan or stock option or similar incentive or compensatory plan nor to any non-registered offering for at least $7.5 million headed by a nationally recognized investment banking firm.

     7.   MISCELLANEOUS

          (a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Washington.

          (b) Counterparts. This Agreement may be executed in counterparts and by the parties hereto on separate counterparts, all of which together shall constitute one and the same instrument. A facsimile copy of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

          (c) Headings, etc. The headings, captions and footers of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

          (e) Amendments. No amendment, modification, waiver, discharge or termination of any provision of this Agreement nor consent to any departure by the Investors or the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the party to be charged with enforcement, and then shall be effective only in the specific instance and for the purpose for which given. No course of dealing between the parties hereto shall operate as an amendment of this Agreement.

          (f) Waivers. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, or any course of dealings between the parties, shall not operate as a waiver thereof or an amendment hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or exercise of any other right or power.

          (g) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be delivered personally (which shall include telephone line facsimile transmission) or by courier and shall be effective upon receipt (or on the next Business Day, if the date of such receipt is not a Business Day), if delivered personally or by courier, in the case of the Company addressed to the Company at its address shown in the introductory paragraph of this Agreement, Attention: Chief Financial Officer (facsimile number (206) 701-2218), with a copy to Stoel Rives LLP, Suite 3600, One Union Square, 600 University Street, Seattle, WA 98101, Attn: Christopher J. Voss, Esq. (facsimile number (206) 386-7500) or, in the case of each Investor, at its address shown on the signature page of this Agreement, with a copy to the Law Offices of Gary L. Blum, 3278 Wilshire Blvd, Suite 603, Los Angeles, CA 90010 (facsimile number
(213) 384-1035), or such other address or telephone line facsimile transmission number as a party shall have provided by notice to the other party in accordance with this provision. Each Investor hereby designates as its address for any notice required or permitted to be given to the Investor pursuant to the Warrants the address shown on the signature page of this Agreement, until such Investor shall designate another address for such purpose.

          (h) Survival. The respective representations, warranties, covenants, and agreements of each Investor and the Company contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement shall survive the delivery of payment for the Initial Shares and the Option Shares, the issuance of the Warrants, the Additional Warrants the Adjustment Shares and the Warrant Shares, and shall remain in full force and effect regardless of any investigation made by or on behalf of them or any person controlling or advising any of them.

          (i) Entire Agreement. This Agreement and the annexes and schedules attached hereto set forth the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, with respect thereto.

          (j) Termination. The Company and Investors shall have the right to terminate this Agreement by giving notice to the Company or the Investors, as the case may be, at any time at or prior to the Closing Date if:

               (i) the other party shall have failed, refused, or been unable at or prior to the date of such termination of this Agreement to perform its obligations hereunder;

               (ii) any other condition of the obligations of the other party hereunder is not fulfilled; or

               (iii) the closing shall not have occurred on a Closing Date on or before March 16, 1999, other than solely by reason of a breach of this Agreement by the other party.

Any such termination shall be effective upon the giving of notice thereof by the Company or the Investors, as applicable. Upon such termination, the terminating party shall have no further obligation to the other party hereunder and the other party shall remain liable for any breach of this Agreement or the other documents contemplated hereby which occurred on or prior to the date of such termination.

          (k) Further Assurances. Each party to this Agreement will perform any and all acts and execute any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

          (l) Public Statements, Press Releases, Etc. The Company and the Investors shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investors, to make any press release or other public disclosure with respect to such transactions as is required by applicable law or Nasdaq regulation (although the Investors shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

          (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Investors and the Company by their respective officers thereunto duly authorized as of the date set forth above.


TERA COMPUTER COMPANY


By:  /s/ JAMES E. ROTTSOLK
     -------------------------------
         Name:  JAMES E. ROTTSOLK
         Title: PRESIDENT AND CEO


INVESTOR(S)

BANCA DEL GOTTARDO


By:  /s/ FABIO TESTORI                      /s/ CLAUDIO POLI
     -------------------------------------------------------
      Name:  FABIO TESTORI                      CLAUDIO POLI
      Title: MEMBER OF EXECUTIVE BOARD          OFFICER

Address:   viale S. Franscini 8
           6901 Lugano
           Switzerland

Telephone:  011-4191-808-1111
Facsimile:  011-4191-808-2454/43

Purchase Price for Initial Shares: $5,000,000.00

                                       21